The CATO Corporation



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Home Office of the Company, 8100
Denmark Road, Charlotte, NC 28273 on Thursday, May 25, 1995 at
11:00 A.M., Eastern Time.

     The meeting this year will be streamlined in the interest of saving time and money. We will briefly review our results and plans for coping with this difficult retail apparel environment.

     The Notice of the Annual Meeting of Stockholders and Proxy
Statement are attached. The matters to be acted upon by our stockholders are set forth in the Notice of Annual Meeting of Stockholders and discussed in the Proxy Statement.

     We would appreciate your signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience.

     We look forward to seeing you at our Annual Meeting.
                              Sincerely yours,

                              WAYLAND H. CATO, JR.
                              Chairman of the Board Chief
                              Executive Officer




8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510



                      The Cato Corporation
       ________________________________________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD MAY 25, 1995
________________________________________________

TO THE STOCKHOLDERS OF
THE CATO CORPORATION

       Notice is hereby given that the annual meeting of stockholders of The Cato Corporation (the Company) will be held on Thursday, May 25, 1995 at 11:00 A.M., Eastern Time, at the Home Office of the Company, 8100 Denmark Road, Charlotte, NC 28273, for the following purposes:


     1. To consider and vote upon a proposal to amend the Company's 1987 Non-Qualified Stock Option Plan to increase by 750,000 the number of shares of Common Stock available for issuance under the Plan;

     2. To elect five Directors to serve until their successors are elected and qualified;

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 31, 1995, as the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof.


                              By Order of the Board of Directors
                              ALAN E. WILEY
Dated:  May 2, 1995           Secretary

_______________________________________________________________
STOCKHOLDERS ARE URGED TO SIGN AND MAIL THE ENCLOSED PROXY IN THE
ENCLOSED ENVELOPE TO ENSURE A QUORUM AT THE MEETING.  THIS IS
IMPORTANT WHETHER YOU OWN FEW  OR MANY SHARES.  DELAY IN
RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL
EXPENSE.







                      The Cato Corporation
                        8100 Denmark Road
              Charlotte, North Carolina 28273-5975
                      ____________________

                         PROXY STATEMENT
                      ____________________

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Cato
Corporation (the Company) for use at the annual meeting of stockholders of the Company to be held on May 25, 1995, and at any adjournment or adjournments thereof. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 2, 1995.

      Only stockholders of record at the close of business on March 31, 1995 are entitled to notice of and to vote at the meeting. As of March 31, 1995, the Company had outstanding and entitled to vote 23,132,327 shares of Class A Common Stock (Class A Stock) held by approximately 1,286 holders of record and 5,264,317 shares of Class B Common Stock (Class B Stock) held by 16 holders of record. The Transfer Agent estimates that there are approximately 8,000 shareholders in total. Holders of Class A stock are entitled to one vote per share and holders of Class B Stock are entitled to ten votes per share. Holders of Class A Stock vote with holders of Class B Stock as a single class.

      All proxies which are properly executed and received prior to the meeting will be voted at the meeting. If a stockholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the amendments to the Company's 1987 Non Qualified Stock Option Plan and for the election of Directors. A proxy may be revoked, to the extent it has not been exercised, at any time prior to its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting.

      If you plan to attend and vote at the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares.

     In accordance with applicable Delaware law and the Company's Bylaws, the holders of a majority of the combined voting power of Class A Stock and Class B Stock present in person or represented by proxy at the meeting will constitute a quorum. Abstentions are counted for purposes of determining the presence or absence of a quorum. With regard to the election of directors, votes may either be cast in favor of or withheld, and (assuming the presence of a quorum) directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election. Approval of the proposal to amend the Company's 1987 Non-Qualified Stock Option Plan requires the affirmative vote of a majority of the combined voting power of the Class A Stock and Class B Stock present in person or represented at the meeting and entitled to vote. On any proposal other than the election of directors, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters which the brokers withhold authority, a broker non-vote will have no effect on the vote on any such proposal.

     The Company will bear the expense of preparing, printing and mailing the proxy statement to stockholders. The Company will reimburse brokers, dealers, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of the Company's Class A Stock and Class B Stock and securing their voting instructions.



            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT

      The following table sets forth, as of March 31, 1995, certain information regarding the ownership of the outstanding shares of Class A Stock and Class B Stock by (i) each director and nominee, (ii) each person who is known by the Company to own more than 5% of such stock, (iii) executive officers listed in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes below, each stockholder named has sole voting and investment power with respect to such stockholder's shares.

                                                         Percent
                         Shares Beneficially Owned(1)(2)     of Total
                        Class A Stock       Class B Stock   Voting
Name                    Number   Percent    Number  Percent  Power

Wayland H.Cato,Jr.(3)(4)   3,495,106   15.0%   3,732,284  61.2% 48.4%
Edgar T. Cato(5)           1,734,653    7.5    1,785,534  33.4  25.5
Linda McFarland Jenkins(6)   186,090     *         -        -     *
John P.   Derham Cato(7)     214,837     *        85,965   1.6   1.4
Clarice Cato Goodyear(8)     266,465    1.1      190,515   3.6   2.9
Thomas E.Cato(9)             142,869     *        95,925   1.8   1.5
Alan E. Wiley(10)             17,300     *          -        -    *
David Kempert(11)             53,603     *          -        -    *
Howard    A. Severson(12)     23,698     *          -        -    *
George S. Currin              11,287     *          -        -    *
James H. Shaw                 10,500     *          -        -    *
Robert L. Kirby                  450     *          -        -    *
Robert W. Bradshaw,Jr.           500     *          -        -    *
Grant L. Hamrick               3,000     *          -        -    *
Paul Fulton                    1,000     *          -        -    *
A.F.(Pete)Sloan                1,200     *          -        -    *
All directors and executive officers
as a group(17 persons)(13) 6,182,752   25.8     5,890,973  95.2 75.8

Jurika and Voyles,Inc.(14) 1,702,519    7.4          -       -   2.2
NBD Bancorp,Inc.(15)       1,393,950    6.0          -       -   1.8
* Less than 1%

(1) Includes the vested interest of executive officers in the Company's Employee Stock Ownership Plan. The aggregate vested amount credited to their accounts as of March 31, 1995 was 210,893 shares of Class A Stock.

(2) Share amounts shown as subject to stock options in the footnotes below cover shares under options that are presently exercisable or will become exercisable within 60 days after March 1,1995.

(3)  The business address of this stockholder is 8100 Denmark
     Road, Charlotte, North Carolina 28273-5975.

(4)  The amounts shown for Class A Stock and Class B Stock
     include 693,000 shares and 346,500 shares, respectively,
     held in an  irrevocable trust for Mr. Cato's children.  The
     amounts shown for Class      A Stock also include 41,250 shares
     held in a separate trusts for Mr.
     Cato's children and grandchildren. An officer of the Company serves as trustee for these trusts and has sole voting and investment power with respect to these shares. Mr. Cato disclaims beneficial ownership of the shares held in these trusts. The amounts shown for Class A Stock and Class B Stock also include 216,666 and 833,334 shares respectively, subject to stock options.

(5) The amounts shown for Class A Stock and Class B Stock include 141,666 and 83,334 shares, respectively, subject to stock options. The address of this stockholder is Harbour Hill Club, Number 415, 2539 South Bayshore Drive, Coconut Grove, Florida 33133.

(6) Includes 180,000 Shares of Class A Stock subject to stock options.

(7)  Includes 3,000 shares of Class A Stock owned by Mr. John
     Cato's wife. Also includes 4,500 shares of Class A Stock and 3,750 shares of Class B Stock subject to stock options held by Mr. John Cato's wife. Mr. John Cato disclaims beneficial ownership of shares held directly or indirectly by his wife. The amount shown for Class A Stock includes 72,000 shares subject to stock options.

(8)  The amounts shown for Class A Stock and Class B Stock
     include 32,520 shares of Class A Stock and 22,500 shares
     of Class B Stock held by Ms. Goodyear's
     husband.  Ms. Goodyear disclaims beneficial ownership of    these
     shares. The amount shown for Class A Stock includes 67,500 shares subject to stock options.

(9) The amounts shown for Class A Stock include 4,770 shares of stock held by Mr. Thomas Cato's children for which he acts as custodian. The amounts shown for Class A Stock include 45,000 shares subject to stock options.

(10) Includes 17,000 shares of Class A Stock subject to stock options.

(11) Includes 48,000 shares of Class A Stock subject to stock options.

(12) Includes 14,750 shares of Class A Stock subject to stock options.

(13) The amounts shown for Class A Stock and Class B Stock include 826,582 and 921,168 shares, respectively, subject to stock options.

(14) Based on Schedule 13G received by the Company from this stockholder  on  or about February 27, 1995.  Jurika &
     Voyles, Inc. is located at 1999   Harrison
     Street, Suite 700, Oakland, California 94612.

(15) Based on Schedule 13G received by the Company from this stockholder on or about March 29, 1995. NBD Bancorp, Inc.
     is located at 611 Woodward Avenue, Detroit, Michigan 48226.

                      ELECTION OF DIRECTORS

     The Board of Directors, consisting of 15 members, is divided into three classes with terms expiring alternately over a three year period. As a result of the expiration of the terms of five incumbent directors, a total of five nominees are standing for election at the annual meeting. The five directors whose terms expire at this year's annual meeting, Ms. McFarland Jenkins, Messrs. Thomas E. Cato, Currin, Kirby and Sloan, have been nominated by the Board of Directors to succeed themselves and to serve until the 1998 annual meeting and until their successors are elected and qualified.

      It is the intention of the persons named in the proxy to vote for such persons for election to the Board of Directors for the ensuing periods as described except to the extent authority to so vote is withheld with respect to one or more nominees. Should any nominee be unable to serve (which is not anticipated), the proxy will be voted for the election of a substitute nominee selected by the Board of Directors. The five nominees shall be elected by a plurality of the votes of Class A Stock and Class B Stock voting as a single class. The other ten members of the Board of Directors will continue to serve in such capacity until their terms expire and their successors are elected and qualified.

Nominees

       Information  with  respect  to  each  nominee,   including
biographical data for the last five years, is set forth below.

     Linda McFarland Jenkins, 47, has been employed as an officer of the Company since 1990 and a director of the Company since 1991. She currently serves as President and Chief Operating Officer. Prior to joining the Company, she was Senior Vice President - General Merchandise Manager of J. B. Ivey & Company, a Charlotte, North Carolina based regional department store chain, where she was employed for 11 years.

      Thomas E. Cato, 40, has been employed by the Company since 1977, has served as an officer since 1986 and has been a director of the Company since 1993. He currently serves as Vice President, Divisional Merchandise Manager, Accessories and Shoes. Mr. Thomas Cato is a son of Mr. Wayland H. Cato, Jr.

      George S. Currin, 58, has been a director of the Company since 1973. He currently serves as Chairman and Managing
Director of Fourth Stockton Company and Chairman of Currin-
Patterson Properties LLC, both privately held real estate investment companies.

      Robert L. Kirby, 64, has been a director of the Company since 1992. Mr. Kirby served as Executive Vice President of NationsBank of North Carolina from 1983 to 1988 and as President and Director of NationsBank of Florida from 1988 until his retirement in 1990.

      A. F. (Pete) Sloan, 66, has been a director of the Company since 1994. Mr. Sloan was Chairman of the Board of Lance, Inc. where he was employed from 1955 until his retirement in 1990. Mr. Sloan is currently a director of Lance, Inc., Bassett Furniture Industries, Inc., PCA International, Inc., and Richfood, Inc.

Continuing Directors

      Information with respect to the ten continuing members of the Board of Directors, including biographical data for the last five years, is set forth below.

      Wayland H. Cato, Jr., 72, is Chairman of the Board and has been a director of the Company since 1946. Since 1960, he has served as the Company's Chief Executive Officer.

      Edgar  T.  Cato, 70, is the Vice Chairman of the  Board  of
Directors and has been a director of the Company since 1946.  Mr.
Edgar T. Cato is the brother of Mr. Wayland H. Cato, Jr.

      John P. Derham Cato, 44, has been employed as an officer of the Company since 1981 and has been a director of the Company since 1986. He currently serves as Executive Vice President, President and General Manager - It's Fashion! Division. Mr. John Cato is a son of Mr. Wayland H. Cato, Jr.

      Alan E. Wiley, 48, has been employed as an officer of the Company since 1992 and a director of the Company since 1994. He currently serves as Executive Vice President, Secretary, Chief Financial and Administrative Officer. From 1981 through 1990 he held senior administrative and financial positions with British American Tobacco, U.S. in various companies of their specialty retail division. From 1990 until joining the Company, he was President and majority stockholder of Gibbs-Louis, Inc., an Orlando, Florida based women's specialty store chain. In May 1992, Gibbs-Louis, Inc. filed a petition pursuant to the U.S. Bankruptcy Code and was liquidated in June 1992.

      Clarice Cato Goodyear, 48, has been employed by the Company since 1975 and has served as a director and officer of the Company since 1979. She currently serves as Executive Vice President & Assistant Secretary. Ms. Goodyear is a daughter of Mr. Wayland H. Cato, Jr.

      Howard A. Severson, 47, has been employed by the Company since 1985 and has served as a director of the Company since March 1995. He currently serves as Executive Vice President, Assistant Secretary and Chief Real Estate and Store Development Officer. From August 1989 through January 1993, Mr. Severson served as Senior Vice President - Chief Real Estate Officer.

      Robert  W.  Bradshaw, Jr., 61, has been a director  of  the
Company  since  1994.   Since 1961, he has been  engaged  in  the
private  practice of law with Robinson, Bradshaw &  Hinson,  P.A.
and is a shareholder, officer and director of the firm.

      Paul Fulton, 61, has been a director of the Company since 1994. From July 1988 to December 1993, Mr. Fulton served as President of Sara Lee Corporation. Since January 1994, Mr. Fulton has served as Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill. Mr. Fulton is currently a director of Sonoco Products, NationsBank Corporation, Bassett Furniture Industries, Inc., and Winston Hotels, Inc.

      Grant L. Hamrick, 56, has been a director of the Company since 1994. From 1961 to 1985, Mr. Hamrick was employed by the public accounting firm Price Waterhouse and served as Managing Partner of the Charlotte, North Carolina Office. Since 1989, Mr. Hamrick has served as Senior Vice President and Chief Financial Officer for American City Business Journals, Inc.

      James H. Shaw, 66, has been a director of the Company since 1989. Mr. Shaw was Chairman of Consolidated Ivey's, a regional department store chain, from 1988 until his retirement in 1989, Chairman and Chief Executive Officer of J. B. Ivey & Company from 1986 to 1988 and Chairman and Chief Executive Officer of Ivey's Carolinas from 1983 to 1986.

      The ten continuing members of the Board of Directors are divided into two classes with current terms expiring in 1996 and 1997, respectively. On the expiration of each director's term, his successor in office will be elected for a three year term.
The terms of Messrs. Wayland H. Cato, Jr., Edgar T. Cato, Severson, Bradshaw and Hamrick expire in 1996. The terms of Ms. Clarice Cato Goodyear and Messrs. John P. Derham Cato, Wiley, Fulton and Shaw expire in 1997.


Directors' Compensation

     Directors who are not employees of the Company receive a fee for their services of $18,000 per year payable at the rate of $1,500 per month and are reimbursed for reasonable expenses incurred in attending director meetings. Non-employee directors also receive $125 per hour or a maximum of $1,000 per day for attending special meetings or for additional services.

                     MEETINGS AND COMMITTEES

     During the fiscal year ended January 28, 1995, there were 11 meetings of the Company's Board of Directors.

     The Company's Audit Committee reviews the Company's internal controls and confers with the Company's independent auditors concerning the scope and results of their audits and any recommendations they may have, and considers such other matters relating to auditing and accounting as the Committee may deem appropriate. During the fiscal year ended January 28, 1995, the Audit Committee held two meetings. Ms. Clarice Cato Goodyear and Messrs. Wayland H. Cato, Jr., Hamrick, Bradshaw, Currin, Fulton, Kirby, Shaw and Sloan are members of the Audit Committee.

      The Company's Compensation Committee reviews and approves the compensation of the executive officers of the Company. The Compensation Committee held six meetings during the fiscal year ended January 28, 1995. Ms. Clarice Cato Goodyear and Messrs. Wayland H. Cato, Jr., Bradshaw, Currin, Fulton, Hamrick, Kirby, Shaw and Sloan are members of the Compensation Committee.

     Mr. Edgar T. Cato attended fewer than 75% of the meetings of the Board of Directors for the fiscal year ended January 28, 1995.







                   SUMMARY COMPENSATION TABLE

      The table below sets forth the compensation of each named executive officer of the Company for each of the fiscal years ended January 28, 1995, January 29, 1994 and January 30, 1993.

                                                               Long Term
                                                             Compensation
                      Annual Compensation                        Awards
                                         Other Annual   Securities Underlying
Name and           Fiscal Salary   Bonus Compensation       Number of Options
Principal Position  Year   ($)(1)    ($)      ($) (2)         #  (3)

Wayland H.Cato,Jr.  1994  $437,032  $ -          --               --
Chief Executive     1993   399,532   320,000     --               --
Officer             1992   374,532   300,000     --               --

Linda McFarland     1994  $385,298  $  -         --             50,000
   Jenkins          1993   334,423   210,000     --             75,000
President and Chief 1992   272,815   150,000     --             75,000
Operating Officer

John P.Derham Cato  1994  $214,532  $  -         --             25,000
Executive Vice      1993   194,532   135,000     --             22,500
President,          1992   173,432    90,000      --                --
President and General Manager
It's Fashion! Division

Alan E. Wiley(4)    1994  $193,260  $  -         --             20,000
Executive Vice      1993   170,353   62,000   $95,267(5)        22,500
President,Secretary 1992    80,301   25,000    22,047(4)        56,250
Chief Financial and
Administrative Officer

David Kempert       1994  $189,123  $  -           --           20,000
Executive Vice      1993   175,316     70,000       --          22,500
President - Chief   1992   162,548     80,000       --             --
Store Operations Officer
______________


(1) Does not include amounts deducted pursuant to Internal
    Revenue Code    Section 125.

(2)  Excludes perquisites and other personal benefits, securities
     or property     which, in the aggregate, did not exceed the
     lesser of $50,000 or 10% of                   the annual salary
     and bonus for each named executive officer.

(3) Options to purchase Class A Stock were granted to the named
    executive       officers at the fair market value of the Class A
    Stock on the date of  grant.  The options vest in equal amounts
    over five years from the date                 of grant and expire
    ten years from the date of grant.   All option grants      have
    been adjusted to reflect a three-for-two stock split effective
    June  28, 1993.

(4) Mr. Wiley joined the Company in July 1992.

(5) Relocation related expenses.


Severance Agreement

      The Company has a severance agreement with Ms. McFarland Jenkins which currently provides for the continuation of her annual salary for one year upon the termination of her employment without cause. The Company has severance agreements with Mr.
Wiley   and   Mr.  Kempert  which  currently  provide   for   the
continuation of their salaries for six months upon the termination of their employment without cause.

                Option Grants in Last Fiscal Year

      The following table sets forth certain options granted by the Company to the named executive officers during the fiscal year ended January 28, 1995.

                          Individual Grants
                          Number of   % of Total                        Potential Realizable Value
                          Securities    Options   Exercise              at Assumed Annual Rates
                          Underlying  Granted to  Price Per             of Stock Price Appreciation
                          Options     Employees in  Share   Expiration  for Option Term
Name                      Granted(#)  Fiscal Year    ($/Sh)   Date         5%($)        10%($)

Linda McFarland Jenkins(1) 50,000       8.6%      $10.13   08-25-2004   $318,589        $807,361

John P. Derham Cato(2)     25,000       4.3        10.13   08-25-2004    159,294         403,681

Alan E. Wiley(3)           20,000       3.4        10.13   08-25-2004    127,435         322,944

David Kempert(3)           20,000       3.4        10.13   08-25-2004    127,435         322,944
_____________

(1)   Includes 30,000 shares granted under the Company's Non-
      Qualified Stock    Option Plan to purchase Class A Stock and
      20,000 shares granted under  the Company's
      Incentive Stock Option Plan to purchase Class A Stock on    the
      date of grant.

(2)   Options granted under the Company's Non-Qualified Stock
      Option Plan to  purchase Class A Stock at the fair market value
      of the Class A Stock   on the date of grant.

(3)   Options granted under the Company's Incentive Stock Option
      Plan to    purchase Class A Stock at the fair market value
      of the Class A Stock   on the date of grant.










Aggregated Option Exercises in last Fiscal Year and Fiscal Year
                        End Option Values


      The following table summarizes options exercised by the named executive officers during the fiscal year ended January 28, 1995 and presents the value of unexercised options held by the named executives at the end of the fiscal year.


                                                                                   Value of
                                                  Number of                      Unexercised
                                            Securities  Underlying              In-the-Money
                         Shares                  Unexercised Options at Fiscal     Options at
                         Acquired     Value         Year-End (#)                 Fiscal Year-End ($)(2)
                         on Exercise               Exercisable (E)/              Exercisable (E)/
Name                       (#)      Realized($)(1) Unexercisable (U)             Unexercisable (U)

Wayland H. Cato,Jr.        --           --          1,050,000(E)                 $   496,833(E)
                                                          -- (U)                         -- (U)

Linda McFarland Jenkins    --           --            135,000(E)                     431,100(E)
                                                      200,000(U)                     188,700(U)

John P. Derham Cato        --           --             57,000(E)                      19,425(E)
                                                       88,000(U)                      16,650(U)

Alan E.Wiley               --           --             17,000(E)                           0(E)
                                                       71,750(U)                           0(U)

David Kempert                 --           --          43,500(E)                     144,630(E)
                                                       51,500(U)                       4,995(U)
__________

(1) Market value of underlying securities at the exercise date minus the exercise price.

(2)  Value is based on difference between exercise price and
     market price  of     the underlying securities as of January
     28,1995.

   COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON
                     EXECUTIVE COMPENSATION

     The following report submitted by the Compensation Committee and Stock Option Committee of the Board of Directors addresses the Company's executive compensation policies for fiscal 1994.

      The Compensation Committee is composed of nine members-seven outside directors, the Chief Executive Officer and an Executive Vice President. The Compensation Committee provides guidance for the Company's executive compensation programs to insure a direct relationship between executive compensation and corporate performance.

      The Stock Option Committee is composed of the seven outside members of the Board of Directors. The Stock Option Committee makes final decisions regarding stock option awards made under the Company's plans.

      The Company's executive compensation program has been designed (i) to provide compensation equivalent to compensation offered by peer group companies thereby allowing the Company to attract and retain the most qualified executives, (ii) to motivate executive officers by rewarding them for attaining pre established Company financial goals and individual performance goals and (iii) to align the interest of executive officers with the long-term interest of stockholders.

       In  designing  the  compensation  packages  for  executive officers, the Compensation Committee and Stock Option Committee compare the Company's executive officer compensation packages with peer group executive officer compensation packages, some of which are included in the Dow Jones Specialty Apparel Market Index plotted in the performance graph. Peer group companies which are similar in size and operate in the specialty apparel retail market are given particular consideration. The Compensation Committee and Stock Option Committee also consider the views of the Company's outside retail consultants concerning appropriate compensation levels for executive officers.

      The executive compensation program is focused on attainment of profitability and enhancement of stockholder equity. Currently, the Company's executive compensation program consists of three principal types of compensation: annual base salary, incentive bonuses and long-term stock option awards. Executive officers are rewarded when the Company achieves financial goals related to total revenues, net income, return on equity and expense management and when the executive officer achieves individual performance goals related to the executive officer's specific area of responsibility.

       Annual  Base  Salary  -      Each  year  the  Compensation
Committee determines the base salary for each executive officer based on whether the executive officer achieves his or her individual performance goals.

      Incentive Bonus - Incentive bonuses, paid to executive officers in April following the fiscal year end, are based on the achievement of the Company's financial goals and the achievement of the executive officer's individual performance goals. A bonus accrual is made based on the achievement of corporate financial goals. If corporate financial goals are not achieved the accrual may be reduced or eliminated. However, the Compensation Committee may choose to give a performance bonus to an executive officer based on individual performance goals.

     Long-Term Stock Option Awards - Stock options are awarded by the Stock Option Committee under the Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan to executive officers to provide incentive for the executive officer to focus on the Company's future financial performance and as a means to encourage an executive officer to remain with the Company. The Stock Option exercise price is 100% of the fair market value of the Class A shares on the date of grant and vests in 20% increments over five years. Stock option grants are made when executive officers join the Company and thereafter at the discretion of the Stock Option Committee.

      The  Compensation  Committee  and  Stock  Option  Committee
recognize that, to some degree, the determination of an executive
officer's     compensation    package     involves     subjective
considerations.



Chief Executive Officer

      The Compensation Committee (other than Mr. Wayland H. Cato, Jr.) and the Stock Option Committee determine the compensation package for the Chief Executive Officer by comparing his compensation package to the Chief Executive Officer compensation packages of the peer group. The Compensation Committee and Stock Option Committee also take into consideration years of service, specialty retail apparel experience, leadership, dedication and vision.







This report has been provided by the Compensation Committee and Stock Option Committee:

     Wayland H. Cato, Jr.*
     Clarice Cato Goodyear*
     Robert W. Bradshaw, Jr.
     George S. Currin
     Paul Fulton
     Grant L. Hamrick
     Robert L. Kirby
     James H. Shaw
     A. F. (Pete) Sloan

     * Compensation Committee only





   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   Ms. Goodyear and Messrs. Wayland H. Cato, Jr., Currin, Shaw, Kirby, Bradshaw and Hamrick served as members of the Compensation Committee during fiscal 1994. Messrs. Fulton and Sloan were added as members in June 1994. Mr. Cato served as Chief Executive Officer and Chairman of the Company during fiscal 1994. Ms. Goodyear served as Executive Vice President of the Company during fiscal 1994. Ms. Goodyear and Mr. Wayland H. Cato, Jr. are the only officers of the Company who serve on the Compensation Committee.


    During 1994, the Company entered into one lease agreement with Fourth Stockton Company, a North Carolina General Partnership, owned equally by Mr. George S. Currin, a Director of the Company, and his wife. The lease begins in the Spring of 1995 and continues for approximately 10 years with renewal terms at the option of the Company. The Company entered into three (3) lease agreements with Currin-Patterson Properties LLC, a North Carolina Limited Liability Company of which Fourth Stockton Company is half owner. The leases begin in Fall 1995 and continue for approximately 10 years with renewal terms at the option of the Company.



     The Company has two (2) existing lease agreements under similar terms with Fourth Stockton Company. During 1994, the Company paid to Fourth Stockton Company the amount of $99,788 for rent and related charges. The Company received $120,000 for construction reimbursement from Fourth Stockton Company. The Company estimates that the aggregate payments for base rent to Fourth Stockton Company and Currin-Patterson Properties LLC will be $29,202 per month when all leases are active.

    The Company believes that the terms and conditions of the Lease Agreements are comparable to those which could have been obtained from unaffiliated leasing companies.


Stock Performance Graph

     In lieu of a performance graph as required by Item
402(I) of Regulation S-K, submitted below is the data interpretted in a chart form. A paper copy of the performance graph will be sent to the SEC.

     The following graph compares the yearly change in the Company's cumulative total shareholder return on the Company's
Common Stock (which includes Class A Stock and Class B Stock) for each of the Company's last five fiscal years with (i) the Dow
Jones Equity Market Index and (ii) the Dow Jones Specialty
Apparel Market Index.

The Cato Corporation
Stock Performance Table
(Base 100 - in Dollars)

Last Trading Day         The Cato       D.J. EQTY       D.J. SPC
of the Fiscal Year     Corporation      MKT Index       APPL MKT

02/02/90                 100.00           100.00          100.00
02/01/91                  25.00           107.32          109.96
01/31/92                 634.36           133.83          168.27
01/29/93                 980.64           148.75          159.55
01/28/94                 997.52           166.46          149.10
01/27/95                 494.36           167.52          134.72



     The graph assumes an initial investment of $100 on February
2, 1990, the last trading day prior to the commencement of the Company's 1990 fiscal year and reinvestment of all dividends.

                   CERTAIN COMPENSATION PLANS

1987 Non-Qualified Stock Option Plan



     The Company's 1987 Non-Qualified Stock Option Plan (the NQO
Plan) currently provides for the issuance of a total of not more than 2,325,000 shares, which may be either shares of the Company's Class A Stock or Class B Stock (hereinafter the Common Stock), to key employees (including officers) of the Company and its subsidiaries. The number of employees eligible to receive stock option grants is approximately 100.


      The NQO Plan is administered by the Stock Option Committee of the Board of Directors (the Committee) that, subject to certain limitations contained in the NQO Plan, determines who will receive non-qualified stock options (NQOs) and the terms, including price, duration, number of shares covered, the class of option shares to be granted and the timing of exercise. In its discretion, the Committee may grant stock appreciation rights
(SARs)  in  tandem with NQOs granted under the  NQO  Plan.   No
member of the Committee is eligible to participate in the NQO Plan. The Committee is currently composed of Messrs. Robert L. Kirby, Robert W. Bradshaw, Jr., George S. Currin, Paul Fulton, Grant L. Hamrick, James H. Shaw, and A. F. (Pete) Sloan.

      An NQO must be granted at an exercise price not less than 100% of the fair market value of the Class A Stock on the date of grant and must be exercised within ten years of the date of grant. Outstanding NQOs are not transferable and, with certain exceptions, are exercisable only while the optionee is employed by the Company or within three months thereafter. An NQO may be exercised by the payment of cash or, at the Committee's discretion, by the surrender of shares of Common Stock of the Company or a combination of cash and such shares. There is no limitation on the number of NQOs which may be granted to any one employee or on the number of shares which may be subject to an NQO. The closing market price for the Company's Class A Stock on the NASDAQ National Market System was $6.38 on March 31, 1995.

      An SAR permits an optionee to surrender an unexercised NQO, or any portion thereof, and to receive from the Company in exchange, shares of the Company's Common Stock equal in value to the difference between the NQO exercise price and the market value of the shares subject to the option on the date the NQO is surrendered. At the Committee's discretion, all or part of an SAR may be paid in cash in lieu of stock. An SAR may be granted only to a recipient of an NQO in connection with the grant of the NQO, must be subject to the terms and conditions of the related NQO and must expire no later than the date the related NQO expires. To date, no SARs have been granted under the NQO Plan.

      The Company has been advised that, under the law as now in effect, a recipient of an NQO under the NQO Plan will pay no tax upon receipt of the NQO. Upon exercise of the NQO, recipients will be taxed at ordinary income rates and the Company will have a corresponding deduction in the amount of the difference between the exercise price and the market price of the Common Stock on the date of exercise. Thereafter, any increase or decrease in the market price of the stock between the date of exercise and the date of sale is a short-term or long-term capital gain, depending upon the period for which the stock is held. There are no tax consequences to the Company upon the sale of the stock by the optionee.

      The table below sets forth certain information concerning NQOs granted during the Company's last fiscal year to (i) each executive officer of the Company, (ii) all executive officers of the Company as a group and (iii) all employees, including officers who are not executive officers, as a group.


                                     GRANTED (1)
Name of Individual               Number of Shares
or Number in Group              Subject to Options(2)

Wayland H. Cato, Jr.                     0
Chief Executive Officer

Linda McFarland Jenkins             30,000
President and Chief
   Operating Officer

John P. Derham Cato                 25,000
Executive Vice President,
   President and General Manager -
   It's Fashion! Division

Alan E. Wiley                            0
Executive Vice President
   Secretary
   Chief Financial and
   Administrative Officer


David Kempert                            0
Executive Vice President
   Chief Store Operations Officer

All Executive Officers as           67,000
  a Group (8 persons)
All Employees as a Group           504,500
_______________

(1)  All stock option grants are Class A Stock

(2) The exercise price for the shares subject to option is more than the market price on March 31, 1995.



Amendment to the 1987 Non-Qualified Stock Option Plan

      On September 22, 1994, the Board of Directors, subject to the approval of the Company's stockholders, amended the NQO Plan to increase the number of shares available for issuance under the NQO Plan from 2,325,000 to 3,075,000 shares. On September 22, 1994, options for 404,500 shares were granted under the NQO Plan subject to stockholder approval of this amendment. The affirmative vote of the holders of a majority of the outstanding shares of Class A Stock and Class B Stock, voting as a single class, is required to approve this amendment. The options granted subject to stockholder approval of this amendment will be nullified if the amendment is not approved.

      By increasing the number of shares covered by the NQO Plan, the Company can continue to use NQOs to provide incentives to existing key associates to contribute to the growth of the Company and to attract and retain additional key associates. The Board of Directors recommends that the stockholders vote for the approval of this amendment.








                      CERTAIN TRANSACTIONS


     The firm of Robinson, Bradshaw & Hinson, P.A., of which Robert W. Bradshaw, Jr., a director of the Company, is an officer, a director and a shareholder, was retained to perform legal services for the Company during the last fiscal year. It is anticipated that the firm will continue to provide legal services to the Company during the current fiscal year.


                 INDEPENDENT PUBLIC ACCOUNTANTS

       Ernst & Young LLP examined the Company's financial statements for the fiscal years ending January 28, 1995, January 29, 1994 and January 30, 1993. A representative of Ernst & Young LLP is expected to attend the meeting, to respond to appropriate questions from stockholders present at the meeting and, if such representative desires, to make a statement. The Board of Directors has not selected independent auditors to examine the Company's financial statements for the fiscal year ending February 3, 1996. The Board is considering which audit firm will best complement and support the growth of the Company and provide economical audit services.

                      STOCKHOLDER PROPOSALS

      Stockholder proposals relating to the Company's annual meeting of stockholders to be held in 1996 must be received by the Company no later than January 25, 1996. Stockholders should send their proposals to the attention of the Company's Secretary at the Company's principal executive offices, 8100 Denmark Road, Charlotte, North Carolina 28273-5975.















                          OTHER MATTERS

      The Board of Directors of the Company knows of no matters which will be presented for consideration at the meeting other than those set forth in this proxy statement. However, if any other matters are properly presented for action, it is the intention of the persons named in the proxy to vote on them in accordance with their best judgment.

                                   For the Board of Directors
                                   THE CATO CORPORATION


                                   ALAN E. WILEY
May 2, 1995                        Secretary